Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
September 9, 2009	(240) 497-2040

EAGLE BANCORP ANNOUNCES $40 MILLION COMMON STOCK OFFERING

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank, today announced its intention to commence a public offering of approximately $40 million of its common stock. The shares will be issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3 (File No. 333-160956). The Company expects to use the net proceeds from this offering for general corporate purposes, which may include, among other uses, support for organic growth and potential acquisitions, and repayment of debt.

Sandler O’Neill + Partners, L.P. will serve as sole underwriter for the offering. The underwriter will have a 30-day option to purchase from the Company up to an additional 15% of the offered amount of common stock to cover over-allotments, if any.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Company has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov (see below for the direct address for our filed documents). Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained by contacting Michael T. Flynn at the Company, 7815 Woodmont Avenue, Bethesda, Maryland 20814, (240) 497-2040, or Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (866) 805-4128.

Eagle Bancorp Documents on SEC website

http://www.sec.gov/cgi-bin/browse-edgar?company=&match=&CIK=egbn&filenum=&State=&Country=&SIC=&owner=exclude&Find=Find+Companies&action=getcompany

About Eagle Bancorp

The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Caution About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.